Exhibit 99.3

ARES COMMERCIAL REAL ESTATE CORPORATION CLOSES NEW $159 MILLION LOAN RAISING THIRD QUARTER 2016 COMMITMENTS TO MORE THAN $600 MILLION

NEW YORK, NY - October 6, 2016 - Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today the recent closing on September 28, 2016 of a new $159 million senior loan commitment collateralized primarily by self-storage properties across a multi-state area, bringing total new loan commitments for the third quarter of 2016 to approximately $605 million with $577 million of initial funding.

Also during the third quarter of 2016, the company’s capital availability benefited from loan repayments of approximately $250 million of senior loans with a weighted average unleveraged effective yield of 4.9%(1), which is below the company’s stated overall senior loan weighted average unleveraged effective yield of 5.1%(1) as of June 30, 2016. Net loan growth of more than $325 million for the third quarter resulted in an ending principal loan balance of approximately $1.4 billion as of September 30, 2016 and a weighted average loan balance of $1.16 billion for the third quarter, excluding non-controlling interests held by third parties.

“We had a very active third quarter with more than $600 million in new senior loan commitments that are well diversified by geography and property type and originated weighted average unleveraged yields in excess of our senior loan portfolio at June 30, 2016,” said Robert L. Rosen, Chairman and Interim Co-CEO of Ares Commercial Real Estate Corporation. “Even with this high level of originations, we continue to have substantial capital available to further expand our portfolio and grow future earnings as we are able to accretively reinvest the capital with new and existing sponsors.”

“Given the health and quality of our loan portfolio and strong market demand for high quality stabilized properties, approximately $250 million of senior loans successfully repaid, reflecting the execution of the value enhancement plans of our borrowers,” commented John Jardine, President and Co-Chief Executive Officer of Ares Commercial Real Estate Corporation. “As an example, for the $250 million of senior loans that repaid, the average cash flow growth on the underlying properties was in excess of 20% during our loan commitment period. We believe this growth reflects the successful value creation on behalf of the sponsors, and the gradual de-risking of our investments that we seek in our value-added lending strategy.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through its national direct origination platform, the company provides a broad offering of flexible and reliable financing solutions for commercial real estate owners and operators. The company originates senior mortgage loans as well as subordinate financings, mezzanine debt and preferred stock with an emphasis on providing value added financing on a variety of properties located across the United States.  Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager with approximately $95 billion of assets under management as of June 30, 2016. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

(1) The weighted average unleveraged effective yield is calculated based on the average unleveraged effective yield of the applicable senior mortgage loans as of June 30, 2016, weighted by the outstanding principal balance of each applicable loan. Unleveraged effective yield is the compounded effective rate of return that would be earned over the life of the investment based on the contractual interest rate (adjusted for any deferred loan fees, costs, premium or discount) and assumes no dispositions, early prepayments or defaults.

Forward-Looking Statements
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which relate to future events or the company’s future performance or financial condition, including the ability to reinvest the proceeds of the loan sale. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the returns on current and future investments, rates of repayments and prepayments on the company’s mortgage loans, availability of investment opportunities, the company’s ability to originate additional investments and completion of pending investments, the availability of capital, the availability and cost of financing, market trends and conditions in the company’s industry and the general economy, the level of lending and borrowing spreads, commercial real estate loan volumes and the risks described from time to time in the company’s filings with the Securities and Exchange Commission. Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein.

Contacts:

Ares Commercial Real Estate Corporation

Investors:
Carl Drake or John Stilmar
+1 888-818-5298
iracre@aresmgmt.com

Media:
Bill Mendel
+1 212 397-1030
bill@mendelcommunications.com

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